COMPUTATION OF EARNINGS PER COMMON SHARE	Exhibit 11
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2001	2000
Basic Earnings
Income before extraordinary Items	$9,606	$10,757
Extraordinary items — loss on discharge of indebtedness	--	(302)
Net earnings	$9,606	$10,455

Shares:
Weighted average number of common shares outstanding	44,902	47,952

Basic earnings per common share:
Income before extraordinary items	$0.21	$0.22
Extraordinary items — loss on discharge of indebtedness	--	--
Net earnings	$0.21	$0.22

Diluted Earnings
Income before extraordinary items	$9,606	$10,757
Extraordinary items — loss on discharge of indebtedness	--	(302)
Net earnings as adjusted	$9,606	$10,455

Shares:
Weighted average number of common shares outstanding	44,902	47,952
Options issued	1,420	661
Weighted average number of common shares outstanding as adjusted	46,322	48,613

Diluted earnings per common share:
Income before extraordinary items	$0.21	$0.22
Extraordinary items — loss on discharge of indebtedness	-	-
Net earnings	$0.21	$0.22